Exhibit 99.1

Archrock Completes Acquisition of Total Operations and Production Services, LLC

HOUSTON, August 30, 2024 – Archrock, Inc. (NYSE: AROC) (“Archrock” or the “Company”) today announced that it has completed its previously announced acquisition of Total Operations and Production Services, LLC (“TOPS”).

“With this accretive transaction, we are adding a young fleet that deepens Archrock’s compression operations in the Permian Basin and establishes our leadership position in electric motor drive compression,” said Brad Childers, President and Chief Executive Officer of Archrock. “We are excited to welcome the TOPS employees to Archrock and work together to expand our exceptional service to new and existing customers and create significant shareholder value. Given our high-quality contracted fleet, technical expertise and an industry-leading balance sheet, we are confident Archrock is poised to capitalize on the attractive opportunities presented by today’s robust market for natural gas and compression, while increasing returns to our shareholders.”

Through the TOPS transaction, Archrock acquired 580,000 horsepower, including approximately 500,000 operating horsepower and a substantial and contracted backlog of new equipment.

At closing, Archrock issued approximately 6.87 million new Archrock common shares to the sellers. In addition, Archrock funded the $826 million cash portion of the purchase price with a portion of the proceeds from its recently completed capital markets transactions.

About Archrock

Archrock is an energy infrastructure company with a primary focus on midstream natural gas compression and a commitment to helping its customers produce, compress and transport natural gas in a safe and environmentally responsible way. Headquartered in Houston, Texas, Archrock is a premier provider of natural gas compression services to customers in the energy industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment. For more information on how the Company embodies its purpose, WE POWER A CLEANER AMERICATM, visit www.archrock.com.

Forward-Looking Statements

This press release contains forward-looking statements, which include statements about the expected benefits of the acquisition of Total Operations and Production Services, LLC. These statements are not guarantees of future performance or actions. Forward-looking statements rely on a number of assumptions concerning future events and are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Archrock expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in Archrock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and as set forth from time to time in Archrock’s filings with the Securities and Exchange Commission. These filings are available online at www.sec.gov and www.archrock.com.

For information, contact:

Archrock, Inc.
INVESTORS Megan Repine VP of Investor Relations 281-836-8360 investor.relations@archrock.com
MEDIA Andrew Siegel / Jed Repko Joele Frank 212-355-4449

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